Exhibit 99
FOR IMMEDIATE RELEASE




Contact:	Jack L. Brozman
		CenCor, Inc.
		5800 Foxridge Drive, Suite 500
		Mission, Kansas 66202
		(913) 831-6334

CENCOR ANNOUNCES FINAL LIQUIDATING DISTRIBUTION

Mission, Kansas, August 24, 1999. . .CENCOR, Inc. (the "Company") announced a final liquidating distribution of $3.312 per share to its common stockholders. The record date for the cash distribution is December 6, 1999 and the payment date for the distribtion is December 17, 1999. The distribution will have an ex-dividend date of December 20, 1999. The timing of the ex-dividend date is determined in accordance with the NASD rule applicable to such a dividend because it exceeds 25% of the Company's share value. Between the record date and the ex-dividend date, the stock trades with due bills reflecting the seller's obligation to transfer the dividend of the buyer.

The Company is a dissolved Delaware corporation in the process of liquidation. The Company previously released a first partial liquidating distribution in the amount of $5.35 per share on March 9, 1998 and a second partial liquidating distribution of $4.25 per share which was paid on June 7, 1999. The Company's existence currently expires on December 23, 1999 and the Company does not currently anticipate seeking an extension of such date. Attempts to transfer shares of the Company's stock after that date will not be processed. The Company plans to seek relief from its obligations to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934 subsequent to the current report on Form 8-K that it will file reporting its final liquidating distribution.

The Company expects to seek approval from the Delaware Chancery Court to establish a liquidating trust which would receive and reversion to the Company in July 1, 2001 from funds currently held by and indenture trustee for distribution to certain noteholders and also certain reserves for winddown expenses. The funds currently held for distribution to such noteholders do not exceed $700,000 and may be substantially less by July 1, 2001. The anticipated beneficiaries of the liquidating trust will be common stockholders of the Company as of December 23, 1999. Other than transfers by operation of law (such as transfers to heirs or devisees), neither the liquidating trustee or any other party will process attempted transfers of interests in the liquidating trust.

Statements contained in this release that are not based on historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Important factors, beyond the Company's control, that could cause actual results to differ materially from those in the forward-looking statement include, but are not limited to, (I) that is is possible, althought unlikely, that the Delaware Chancery Court will not approve the liquidating trust and
(II) it is unclear how much, in any, of the amounts currently held for noteholders or which is being reserved for the remaining winddown expenses will remain available for distribution from the liquidating trust on or about July 1, 2001.

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Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligations to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurence of unanticipated events.

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